Exhibit 3.15

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Texeltek, LLC

•	Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington Zip Code 19801.

The name of its Registered agent at such address is The Corporation Trust Company.

•	Third: (Insert any other matters the members determine to include herein.)

Texeltek, LLC will be a single member LLC wholly owned by TASC, Inc. (EIN 04-2393618).

THIS FORMATION SHALL BE EFFECTIVE DECEMBER 31, 2012.

In Witness Whereof, the undersigned have executed this Certificate of Formation this 14th day of December, 2012.

By:	/s/ Wayne Rehberger
Authorized Person(s)

Name:	Wayne Rehberger
Typed or Printed